Exhibit 99.1

True Religion Apparel Announces First Quarter 2013 Results

•                 Q1 2013 net sales increased 13.1% to $120.8 million

•                 Q1 2013 U.S. Consumer Direct net sales increased 12.1%; same-store sales increased 0.7%

•                 Q1 2013 GAAP diluted earnings per share were $0.02 versus $0.41 in Q1 2012

•                 Q1 2013 adjusted diluted earnings per share to exclude separation pay and costs of the Company’s review of strategic alternatives was $0.22

•                 Company to be Acquired by TowerBrook Capital Partners; Suspends Earnings Conference Calls

VERNON, California — May 10, 2013—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter ended March 31, 2013.

First Quarter 2013 Financial Results

•                  Total net sales increased to $120.8 million, a 13.1% increase compared to the same period in 2012.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded stores and e-commerce business, increased 12.1% to $73.3 million, compared with the prior year quarter. First quarter same-store sales for the 108 stores in our same-store base and e-commerce increased 0.7% compared to the same period in 2012. The Company operated a total of 124 branded stores in the United States as of March 31, 2013, compared to 109 as of March 31, 2012.

•                  Net sales for the Company’s U.S. Wholesale segment increased 19.1% to $25.5 million compared to the prior year quarter driven by growth in the Off-Price and Specialty Store channels.

•                  Net sales for the International segment totaled $21.3 million, an 11.6% increase as compared to the prior year quarter.  The segment’s increase was driven by a $3.4 million increase in international retail sales primarily as a result of an increase in store count from 18 at March 31, 2012 to 31 at March 31, 2013.  The Company opened two international stores and closed one in the first quarter of 2013.

•                  Gross profit increased 6.9% to $73.7 million, driven primarily by overall sales growth.  The gross margin rate decreased 350 basis points from the rate in the prior year quarter to 61.0%, due to increased discounts to sell excess merchandise.

•                  Selling, general and administrative (“SG&A”) expenses increased 36.7% to $70.6 million from $51.7 million in the prior year quarter, and as a percentage of net sales increased to 58.5% from 48.4% in the same quarter a year ago.  The increase in SG&A expenses was primarily attributable to executive separation costs of $7.5 million and costs associated with the Company’s review of strategic alternatives of $0.8 million.  In addition, costs to operate our expanded retail footprint increased by $2.8 million in our U.S. Consumer Direct segment and $2.3 million in our International segment.

•                  Operating income totaled $3.1 million, down 82.2% from the same quarter in the prior year, as the sales increase was offset by the former executive separation costs, higher discounts to sell excess merchandise, and the costs associated with the Company’s review of strategic alternatives.

•                  The effective tax rate for the quarter was 86.6% as compared to 40.8% in the first quarter of 2012.  The first quarter 2013 effective tax rate increased primarily because the ratio of foreign losses to our overall pre-tax income was higher than in the same quarter in the prior year.  The separation costs and review of strategic alternative costs reduced our taxable income, which also negatively impacted the effective tax rate.

•                  Net income attributable to True Religion Apparel, Inc. decreased to $0.5 million, or $0.02 per diluted share based on weighted average shares outstanding of 25.6 million, as compared to $10.4 million, or $0.41 per diluted share based on weighted average shares outstanding of 25.4 million in 2012.

•                  Excluding the separation costs and the review of strategic alternatives costs, adjusted net income attributable to True Religion Apparel, Inc. was $5.7 million, or $0.22 per diluted share for the first quarter of 2013.

Balance Sheet and Liquidity

As of March 31, 2013, the Company had $71.3 million of cash and cash equivalents and $149.6 million of short and long-term investments, which totals $220.9 million.  As of March 31, 2012, the Company had $204.2 million of cash and cash equivalents.  The Company paid a portion of the previously discussed separation costs of approximately $5.1 million in March 2013, which impacted cash balances at March 31, 2013.  The Company ended the quarter with no long-term borrowings. The inventory balance as of March 31, 2013 was $64.2 million, an 11.4% increase from March 31, 2012.  This increase is primarily the result of an expanded retail store count from 127 retail stores at March 31, 2012 to 155 retail stores at March 31, 2013.

Net cash provided by operating activities for the first quarter of 2013 was $12.4 million compared to $12.5 million in the first quarter of 2012.  This decrease in net cash provided by operating activities is linked to the decrease in 2013 net income offset by a decrease in inventory purchases compared to the first quarter 2013 compared to the first quarter of 2012 and a reduction in the payment of performance based compensation in 2013 because a portion of the 2012 performance compensation was paid at the end of December 2012.

Store Openings

During the 2013 first quarter, True Religion Apparel opened two stores in the U.S., one store in Hong Kong and one store in Canada and closed one store in the U.K.  As of March 31, 2013, the Company operated 124 stores in the U.S. and 31 international stores.

Merger Agreement and Quarterly Dividend

Today we announced that we have entered into a definitive merger agreement with an affiliate of funds managed by TowerBrook Capital Partners L.P. (“TowerBrook”), the New York and London-based investment management firm, in a take-private transaction valued at approximately $835 million. Under the terms of the merger agreement, TowerBrook will acquire all of the outstanding shares of True Religion common stock for $32.00 per share in cash. The merger is subject to approval from our stockholders, regulatory approvals and other customary closing conditions.  The transaction is expected to close in the third quarter of 2013.  Pursuant to the Merger Agreement, we have suspended our regular quarterly dividend through the earlier to occur of the closing of the merger or expiration of the Merger Agreement.

Earnings Conference Call

We will not be conducting our quarterly conference calls addressing earnings during the pendency of our merger agreement.  The call previously scheduled for 11:00 a.m. ET today will not be held.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail and outlet stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of March 31, 2013, the Company owned and operated 124 branded retail and outlet stores in the United States and 31 international stores.  For more information, please visit www.truereligionbrandjeans.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward-looking statements are our discussion of our merger agreement with TowerBrook Capital Partners L.P., expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed Merger on the Company’s relationships with its customers, suppliers, operating results and business and the other factors d described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

Q1 2013 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended March 31,
			% Increase/
	2013	2012	(Decrease)
Net sales:
U.S. Consumer Direct	$73,346	$65,458	12.1%
U.S. Wholesale	25,535	21,444	19.1%
International	21,346	19,132	11.6%
Core Services	568	751	(24.4)%
Total net sales	$120,795	$106,785	13.1%

	Three Months Ended March 31,
	2013		2012
		Gross		Gross
	Amount	Margin	Amount	Margin
Gross Profit:
U.S. Consumer Direct	$48,751	66.5%	$46,050	70.4%
U.S. Wholesale	13,240	51.9%	11,431	53.3%
International	11,126	52.1%	10,669	55.8%
Core Services	568	100.0%	751	100.0%
Total gross profit	$73,685	61.0%	$68,901	64.5%

	Three Months Ended March 31,
	2013		2012
		Operating		Operating
	Amount	Margin	Amount	Margin
Operating Income:
U.S. Consumer Direct	$20,338	27.7%	$22,327	34.1%
U.S. Wholesale	11,378	44.6%	9,893	46.1%
International	(1,775)	(8.3)%	2,501	13.1%
Core Services	(26,871)	NM	(17,486)	NM
Total operating income	$3,070	2.5%	$17,235	16.1%

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net sales	$120,795	$106,785
Cost of sales	47,110	37,884
Gross profit	73,685	68,901
Selling, general and administrative expenses	70,615	51,666
Operating income	3,070	17,235
Other expense (income), net	217	(851)
Income before provision for income taxes	2,853	18,086
Provision for income taxes	2,470	7,373
Net income	383	10,713
Less: Net (loss) income attributable to redeemable noncontrolling interest	(143)	300
Net income attributable to True Religion Apparel, Inc.	$526	$10,413

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.02	$0.42
Diluted	$0.02	$0.41

Weighted average shares outstanding:
Basic	25,193	24,957
Diluted	25,571	25,354

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$71,300	$76,831
Short-term investments	122,343	109,317
Accounts receivable, net of allowances	31,502	31,647
Inventories	64,175	65,655
Deferred income tax assets	5,373	7,293
Prepaid income taxes	4,315	5,359
Prepaid expenses and other current assets	12,897	10,123

Total current assets	311,905	306,225
Property and equipment, net	61,173	61,565
Long-term investments	27,215	31,517
Deferred income tax assets	1,658	1,383
Other assets	4,939	5,026

TOTAL ASSETS	$406,890	$405,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$37,183	$30,868
Accrued salaries, wages and benefits	12,449	11,383
Income taxes payable	762	5,060

Total current liabilities	50,394	47,311
Long-Term Liabilities:
Long-term deferred rent	18,013	17,517
Long-term deferred income tax liabilities	4,230	3,662
Long-term income taxes payable	969	916

Total long-term liabilities	23,212	22,095
Total liabilities	73,606	69,406

Redeemable noncontrolling interest	3,543	3,375

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,766 and 25,723 issued and outstanding, respectively	3	3
Additional paid-in capital	92,429	89,287
Retained earnings	237,474	241,985
Accumulated other comprehensive (loss) income, net	(165)	1,660

Total stockholders’ equity	329,741	332,935
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$406,890	$405,716

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$383	$10,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,564	3,352
Stock-based compensation	2,957	3,217
Excess tax benefit from stock-based compensation	(186)	(505)
Deferred income taxes	2,180	2,744
Impairment of property and equipment	985	—
Other, net	482	20
Changes in operating assets and liabilities:
Accounts receivable	(140)	(1,851)
Inventories	632	(4,066)
Prepaid expenses and other current assets	(2,887)	2,387
Other assets	53	(304)
Accounts payable and accrued expenses	5,793	1,807
Accrued salaries, wages and benefits	1,113	(2,916)
Prepaid income taxes and income taxes payable	(3,143)	(2,898)
Long-term deferred rent	601	780
Net cash provided by operating activities	12,387	12,480

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(55,192)	—
Proceeds from maturities or sales of investments	46,547	—
Purchases of property and equipment	(4,731)	(4,760)
Other, net	145	—
Net cash used in investing activities	(13,231)	(4,760)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(5,043)	(4,233)
Cash dividends paid	(161)	—
Excess tax benefit from stock-based compensation	186	505
Capital contributions by redeemable noncontrolling interest	246	—
Net cash used in financing activities	(4,772)	(3,728)

Effect of exchange rate changes on cash	85	(161)

Net (decrease) increase in cash and cash equivalents	(5,531)	3,831
Cash and cash equivalents, beginning of period	76,831	200,366
Cash and cash equivalents, end of period	$71,300	$204,197

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Three Months Ended March 31, 2013
			Net income
	Selling, general		attributable to
	& administrative	Operating	True Religion	Diluted earnings
	Expenses	income	Apparel, Inc.	per share (c)
As reported (GAAP)	$70,615	$3,070	$526	$0.02
Separation costs (a)	(7,462)	7,462	4,649	0.18
Strategic review (b)	(793)	793	494	0.02
As adjusted (d)	$62,360	$11,325	$5,669	$0.22

(a)         Separation costs associated with the resignation of Jeffrey Lubell, former Chief Executive Officer ($5.1 million in cash severance costs, $2.0 million related to a consulting agreement, $0.3 million of stock modification expense, and $0.1 million of other benefits).

(b)         Strategic review costs represent those incremental professional fees and Special Committee fees that are directly attributable to our review of strategic alternatives.

(c)          Based on diluted weighted average shares outstanding of 25.6 million in Q1 2013.

(d)         Management uses adjusted net income, and its components among other factors, to measure the performance of the overall Company.   Further, we believe that investors’ understanding of our performance is enhanced by disclosing these measures.  Adjusted net income and its components and adjusted diluted EPS measures are not, and should not be viewed as substitutes for U.S. generally accepted accounting principles measures, such as net income and its components and diluted EPS. The income tax effect of the items adjusted above has been computed using the applicable statutory tax rates.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joe Teklits/Jean Fontana
ICR, Inc.
(646) 277-1214